Exhibit 10.2
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made as of [____], by and between Royal Gold, Inc. (the “Company”), and [____] (the “Executive”) (together, the “Parties”).
RECITALS
WHEREAS, the Company desires [to continue] to employ the Executive; and
WHEREAS, the Executive has agreed to accept [continued] employment on the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein contained, the Parties hereto agree as follows:
1.    Agreement. As of the effective date, the Executive shall [continue to] be an employee of the Company until such employment relationship is terminated in accordance with Section 7 hereof (the “Term of Employment”).
2.    Position. During the Term of Employment, the Executive shall serve as the [____] of the Company.
3.    Scope of Employment. During the Term of Employment, the Executive shall be responsible for the performance of those duties which may from time to time be assigned to the Executive by the Chief Executive Officer or the Board of Directors (the “Board”). The Executive shall perform and discharge faithfully, diligently, and to the best of the Executive’s ability, the Executive’s duties and responsibilities hereunder. The Executive shall travel as reasonably required by the Executive’s job duties. The Executive shall devote substantially all of the Executive’s business time, loyalty, attention, and efforts to the business and affairs of the Company and its affiliates. During the Term of Employment, the Executive will not engage in any other employment, occupation, consulting, or other business activity; provided, however, that nothing herein shall preclude the Executive from (i) serving as a member of the board of an entity affiliated with the Company; (ii) engaging in charitable or community activities, including serving as a member of the board of a charitable or community organization; (iii) serving as a member of the board of an outside public company, provided that the Executive shall have received approval of the Board before accepting such position; (iv) serving as a member of the board of an outside private company or other entity not addressed in subsections (i) through (iii) above, including serving as a member of the board of an industry or trade organization, provided that the Executive shall have received the approval of the Chief Executive Officer or the Board before accepting such position; (v) participating in other activities of industry and trade organizations; (vi) managing the Executive’s and the Executive’s family’s personal investments and affairs; or (vii) engaging in other employment, occupation, consulting, or other business activities with the prior approval of the Chief Executive Officer or the Board; provided, further, that with respect to the activities specified in subsections (ii) through (vi) above, they do not, (A) individually and/or in the aggregate, materially interfere with the regular performance of the Executive’s duties and responsibilities under this Agreement, or (B) constitute activities that compete with the business of Company and/or that violate Executive’s obligations under the Restrictive Covenants Agreement (defined below).
4.    Compensation. As full compensation for all services rendered by the Executive to the Company and any affiliate thereof, during the Term of Employment, the Company will provide to the Executive the following:

(a)    Base Salary. During the Term of Employment, the Executive shall receive a base salary at the annualized rate of not less than $[____] (the “Base Salary”). The Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s regularly established payroll procedures. The Executive’s Base Salary will be reviewed on an annual or more frequent basis by the Board and is subject to increase (but not decrease) in the discretion of the Board. Upon any such adjustment, the adjusted amount shall thereafter be deemed to be the Base Salary for purposes of this Agreement.
(b)    Annual Discretionary Bonus. Following the end of each fiscal year, the Executive will be considered for an annual incentive bonus (the “Annual Bonus”) with respect to each fiscal year of the Executive’s employment with the Company. The amount, terms, and conditions of the Annual Bonus (if any) are to be determined at the sole discretion of the Board. The actual payout amount for any fiscal year is discretionary and will be subject to the assessment of the Executive’s performance by the Board, business conditions at the Company, and the terms of any applicable bonus plan as approved by the Board from time to time. No amount of Annual Bonus is guaranteed, and the Executive must be an employee in good standing on the date any such bonus is distributed in order to be eligible for such bonus, as it also serves as an incentive to remain employed by the Company. Any Annual Bonus will be paid by no later than March 31 of the calendar year after the bonus year to which it relates.
(c)    Equity Award Opportunities. The Executive shall be eligible to participate throughout the Term of Employment in the Company’s equity incentive plans as may be in effect from time to time in accordance with the Company’s compensation policies and practices as in effect from time to time and on such terms, and subject to such conditions, as the Board shall determine.
(d)    Benefits. Subject to eligibility requirements and the Company’s policies, the Executive shall have the right, on the same basis as other similarly-situated executive officers of the Company, to participate in, and to receive benefits under, all employee health, disability, insurance, fringe, welfare benefit and retirement plans, arrangements, practices and programs the Company provides to its senior executives in accordance with the terms thereof as in effect from time to time. The Company reserves the right to modify, amend or terminate any and all of its benefits plans at its discretion.
(e)    Paid Time Off. During the Term, the Executive shall be entitled to paid vacation, sick time, and holidays in accordance with the Company’s applicable policy.
(f)    Withholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.
5.    Expenses. The Executive will be reimbursed for the Executive’s actual, necessary and reasonable business expenses pursuant to Company policy, subject to the provisions of Section 3 of Exhibit A attached hereto.
6.    Restrictive Covenants Agreement. As a condition of the Executive’s [continued] employment pursuant to the terms hereof, the Executive shall execute the Restrictive Covenants Agreement (the “Restrictive Covenants Agreement”) attached hereto as Exhibit B.
7.    Employment Termination. The employment of the Executive shall terminate upon the occurrence of any of the following:

(a)    Upon the death or Disability of the Executive. As used in this Agreement, the term “Disability” shall mean a physical or mental illness or disability that prevents the Executive from performing the duties of the Executive’s position for a period of more than any three (3) consecutive months or for periods aggregating more than twenty-six (26) weeks in any twelve-month period, provided that if the Company maintains a disability protection group insurance plan under which the Executive is entitled to receive benefits, the Executive would be entitled to receive benefits under such disability protection group insurance plan as a result of the physical or mental illness or disability. The Company shall determine in good faith and in its sole discretion whether the Executive is unable to perform the services provided for herein due to Disability.
(b)    At the election of the Company, with or without Cause (as defined below), immediately upon written notice by the Company to the Executive. As used in this Agreement, “Cause” shall mean:
(i)    in the reasonable judgment of the Board, the Executive has committed fraud, theft, embezzlement, or misappropriation against the Company or any of its affiliates;
(ii)    the Executive is found guilty by a court of law having jurisdiction of the matter of having committed a felony or any other crime involving moral turpitude, or has entered a plea of guilty or nolo contendere to a felony or any other crime involving moral turpitude;
(iii)    in the reasonable judgment of the Board, the Executive has misappropriated Proprietary Information (as defined in the Restrictive Covenants Agreement) or has engaged in gross or willful misconduct that causes substantial and material harm to the business and operations of the Company or any of its affiliates;
(iv)    in the reasonable judgment of the Board, the Executive has materially breached any written employment policy of the Company, including, without limitation, the Company’s Code of Business Conduct and Ethics;
(v)    the Executive’s continued failure or refusal to perform the duties and responsibilities of the Executive’s position (other than by reason of the Executive’s Disability) which has continued for more than 30 days following written notice of such failure from the Company; or
(vi)    the Executive’s failure or refusal to reasonably cooperate with a bona fide internal investigation by the Company or an investigation of the Company by regulatory or law enforcement authorities, after being instructed by the Company to cooperate (provided, however, that the Executive’s failure or refusal to waive attorney-client privilege relating to communications with the Executive’s own attorney in connection with an investigation will not constitute “Cause”), or the Executive’s willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the Executive’s inducement of others to fail or refuse to cooperate or to produce documents or other materials in connection with such investigation.
(c)    At the election of the Executive, with or without Good Reason (as defined below), upon written notice by the Executive to the Company (subject, if it is with Good Reason, to the timing provisions set forth in the definition of Good Reason). As used in this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process

(hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):
(i)    a material diminution of the Executive’s base compensation;
(ii)    a material diminution in the Executive’s authority or responsibilities;
(iii)    receipt of notice that the Company will materially change the geographic location at which the Executive provides services to the Company, such that the Company office serving as the Executive’s principal place of employment will be relocated more than fifty (50) miles distant from the Company office serving as the Executive’s then-current principal place of employment immediately prior to such relocation; or
(iv)    any material breach by the Company of this Agreement, to the extent not otherwise covered by this paragraph.
“Good Reason Process” consists of the following steps: (1) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (2) the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within ninety (90) days of the first occurrence of such condition; (3) the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (4) notwithstanding such efforts, the Good Reason Condition continues to exist; and (5) the Executive terminates employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred. For the purpose of delivery of notice under clause (2) of this definition, a Good Reason Condition shall be deemed to have first occurred as the result of a material diminution under Section 7(c)(i) or (ii) above, or a relocation under Section 7(c)(iii) above, that occurs incrementally over a period of time (not to exceed twelve (12) months) when such diminution or relocation, in the aggregate, becomes material or meets the applicable threshold, as applicable.
8.    Effect of Termination.
(a)    Terminations by the Company For Cause or by the Executive Without Good Reason. If the Executive’s employment is terminated by the Executive other than for Good Reason or by the Company for Cause, the Executive shall only be entitled to receive (i) the Base Salary that has accrued and to which the Executive is entitled as of the effective date of such termination from employment with the Company (the “Date of Termination”) and to the extent consistent with general Company policy, to be paid in accordance with the Company’s established payroll procedure and applicable law but no later than the next regularly scheduled pay period, (ii) unreimbursed business expenses for which expenses the Executive has timely submitted appropriate documentation in accordance with Section 5 hereof, and (iii) any amounts or benefits to which the Executive is then entitled under the terms of the benefit plans then-sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”)) (the payments described in this sentence, the “Accrued Obligations”), and the Company’s other obligations under this Agreement shall immediately cease.
(b)    Termination by the Company Without Cause or by the Executive With Good Reason Either Before or More Than Twenty-Four (24) Months Following a Change in Control. If the

Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason either before or more than twenty-four (24) months following a Change in Control (as defined below), the Executive shall be entitled to the Accrued Obligations. In addition, and subject to the conditions of Section 8(f) and Exhibit A hereof, the Company shall:
(i)    pay the Executive, in a lump sum, an amount equal to (x) one (1) times Executive’s Base Salary, (y) one (1) times the Bonus Amount (as defined below), and (z) a prorated Bonus Amount for the portion of the year in which the Executive was employed, calculated by (A) dividing the Bonus Amount by twelve (12), and (B) multiplying the resulting quotient by the number of whole months that have elapsed between the end of the most recent fiscal year for which an Annual Bonus has been paid and the Date of Termination. For purposes herein, the Executive’s “Bonus Amount” shall be defined as the greater of (I) the target amount for the Executive’s Annual Bonus (or if expressed as a range without a target, the average of the low and high values in the range) under the bonus plan in effect immediately prior to the Date of Termination, and (II) the average of the Annual Bonuses paid to the Executive for the three (3) full fiscal years ending immediately prior to the Date of Termination (provided that if the Executive has not been eligible to receive an Annual Bonus for three (3) fiscal years preceding the Date of Termination, then the average of Annual Bonuses shall be based on the lesser number of fiscal years for which the Executive has been eligible to receive an Annual Bonus, and further, that if the Executive has received an Annual Bonus for a portion of a fiscal year, then the amount of such Annual Bonus shall be annualized solely for purposes of the determination with respect to the average of Annual Bonuses); and
(ii)    provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), continue to pay for twelve (12) months following the Executive’s Date of Termination or until the Executive has secured other employment or is no longer eligible for coverage under COBRA, whichever occurs first, the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments, if to the Executive, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA (the payments and benefits under Sections 8(b)(i) and 8(b)(ii), collectively, the “Severance Benefits”).
(c)    Termination by the Company Without Cause or by the Executive With Good Reason Within Twenty-Four Months Following a Change in Control. If the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason within twenty-four (24) months following a Change in Control, then the Executive shall be entitled to the Accrued Obligations. In addition, in lieu of the Severance Benefits set forth in Section 8(b) above, and subject to the conditions of Section 8(f) and Exhibit A hereof, the Company shall:
(i)    pay the Executive, in a lump sum, an amount equal to (x) one and one-half (1.5) times the Executive’s Base Salary (or Executive’s Base Salary in effect immediately prior to the Change in Control, if higher), (y) one and one-half (1.5) times the Bonus Amount, and

(z) a prorated Bonus Amount for the portion of the year in which the Executive was employed, calculated by (A) dividing the Bonus Amount by twelve (12), and (B) multiplying the resulting quotient by the number of whole months that have elapsed between the end of the most recent fiscal year for which an Annual Bonus has been paid and the Date of Termination; and
(ii)    provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the COBRA law, continue to pay for eighteen (18) months following the Executive’s Date of Termination or until the Executive has secured other employment or is no longer eligible for coverage under COBRA, whichever occurs first, the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments, if to the Executive, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA; and
(iii)    arrange to provide for the Executive (and the Executive’s eligible dependents) benefits provided under any vision care, dental care, medical reimbursement, prescription drug, life insurance and disability protection group insurance plans maintained by the Company for full-time employees for eighteen (18) months following the Executive’s Date of Termination or until the Executive has secured other employment, whichever occurs first. If and to the extent that the Company cannot provide such coverage to the Executive (and the Executive’s eligible dependents) under any such vision care, dental care, medical reimbursement, prescription drug, life insurance and disability protection group insurance plans (i) solely due to the fact that the Executive is no longer an employee or officer of the Company or (ii) as a result of the amendment or termination of any vision care, dental care, medical reimbursement, prescription drug, life insurance and disability protection group insurance plan, the Company will then pay or provide for the payment of such vision care, dental care, medical reimbursement, prescription drug, life insurance and disability protection group insurance plan during the eighteen (18) months following the Executive’s Date of Termination or until the Executive has secured other employment, whichever occurs first. The Executive acknowledges and agrees that the Executive is responsible for paying the balance of any costs not paid by the Company under this Agreement which are associated with the Executive’s (and the Executive’s eligible dependents’) participation in any vision care, dental care, medical reimbursement, prescription drug, life insurance and disability protection group insurance plan and that the Executive’s failure to pay such costs may result in the termination of the Executive’s (and the Executive’s eligible dependents’) participation in such plan (the payments and benefits under Sections 8(c)(i), 8(c)(ii) and 8(c)(iii), collectively, the “Change in Control Severance Benefits”).
(d)    Termination Due to Death. If the Executive’s employment is terminated by reason of the Executive’s death, the Company shall have no further obligations under this Agreement to the Executive’s legal representatives other than those obligations under the terms of a Company plan or program that take effect at the date of the Executive’s death, and, the Company shall pay the Executive’s estate, and the Executive’s estate shall be entitled to receive, (i) the Accrued

Obligations, plus (ii) upon valid execution of a Release Agreement (as defined below) by an authorized executor of the Executive’s estate, a prorated Bonus Amount for the portion of the year in which the Executive was employed, calculated by (A) dividing the Bonus Amount by twelve (12), and (B) multiplying the resulting quotient by the number of whole months that have elapsed between the end of the most recent fiscal year for which an Annual Bonus has been paid and the Date of Termination, payable within sixty (60) business days of the Date of Termination, with the exact timing of payment determined in the Company’s sole discretion, provided that, if the Date of Termination is within sixty (60) days prior to the end of a calendar year, payment of the amounts set forth in (ii) will be made in the subsequent calendar year.
(e)    Termination Due to Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability, the Company shall have no further obligations under this Agreement to the Executive except for obligations which expressly continue after termination of employment due to Disability, and, the Company shall pay the Executive, and the Executive shall be entitled to receive, (i) the Accrued Obligations, plus, (ii) upon valid execution of the Release Agreement, a prorated Bonus Amount for the portion of the year in which the Executive was employed, calculated by (A) dividing the Bonus Amount by twelve (12), and (B) multiplying the resulting quotient by the number of whole months that have elapsed between the end of the most recent fiscal year for which an Annual Bonus has been paid and the Date of Termination, payable within sixty (60) business days of the Date of Termination, with the exact timing of payment determined in the Company’s sole discretion, provided that if the Date of Termination is within sixty (60) days prior to the end of a calendar year, payment of the amounts set forth in (ii) will be made in the subsequent calendar year. In addition, the Executive shall be entitled to receive any disability benefits payable in accordance with the Company’s plans, programs and policies as in effect from time to time.
(f)    Release and Timing of Payments. As a condition of the Executive’s receipt of the Severance Benefits or the Change in Control Severance Benefits, as applicable, the Executive must execute and deliver to the Company a severance and release of claims agreement substantially in the form attached hereto as Exhibit C, as it may be modified by the Company to comply with applicable law while preserving the original intent of the Parties (the “Release Agreement”), and the Release Agreement must have become irrevocable within sixty (60) days following the Executive’s Date of Termination (or such shorter period as may be reasonably directed by the Company). The Severance Benefits or the Change in Control Severance Benefits, as applicable, are subject to Exhibit A and, to the extent taxable, shall be paid or commence, as applicable, within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, any payments due under Section 8(b) or 8(c) above, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. The Executive must continue to comply with the Release Agreement, the Restrictive Covenants Agreement, and any similar agreement with the Company in order to be eligible to receive or continue receiving the Severance Benefits or Change in Control Severance Benefits, as applicable.
(g)    Change in Control Definition. For purposes of this Agreement, “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events; provided, however, solely to the extent necessary to avoid adverse personal income tax consequences to the Executive in connection with Change in Control

Severance Benefits, such transaction also constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§ 1.409A-3(i)(5)(v), (vi) and (vii):
(i)    the consummation of any direct or indirect sale, lease, transfer, conveyance, or other disposition (other than by way of reorganization, merger, or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any person or group (both as defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than a person that, prior to such transaction or series of related transactions, is controlled directly or indirectly by the Company);
(ii)    a transaction or a series of related transactions whereby any person or group (other than a person that, prior to such transaction or series of related transactions, is controlled directly or indirectly by the Company) becomes the beneficial owner of more than fifty percent (50%) of the total voting power of the outstanding voting stock of the Company;
(iii)    the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company (regardless of whether, in either case, the Company is the surviving person), other than any such transaction in which the stockholders of the Company before such transaction own directly or indirectly at least a majority of the voting power of the outstanding voting stock of the surviving person in such reorganization, merger, or consolidation transaction immediately after such transaction;
(iv)    during any period of two (2) consecutive years, members who at the beginning of such period constituted the Board shall have ceased for any reason to constitute a majority thereof, unless the election, or nomination for election, by the Company’s equity holders of each director shall have been approved by the vote of at least a majority of the directors (A) then still in office and (B) either who were directors at the beginning of such period or whose election or nomination for election was previously so approved (so long as such director was not nominated by a person who has expressed an intent to effect a Change of Control or engage in a proxy or other control contest); or
(v)    the stockholders of the Company adopt a plan or proposal for the liquidation, winding up, or dissolution of the Company.
(h)    Company Affiliation. The Executive agrees that, following the Executive’s Date of Termination, the Executive will not hold himself or herself out as an officer, employee, or otherwise as a representative of the Company, and the Executive agrees to take reasonable steps to promptly update any external directory, social media, or information that indicates the Executive is currently affiliated with the Company.
9.    Modified Section 280G Cutback. Notwithstanding any other provision of this Agreement, except as set forth in Section 9(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the following provisions shall apply:
(a)    The Company shall not be obligated to provide to the Executive any portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for the Executive. For purposes of this Section 9, the Contingent

Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”
(b)    Notwithstanding the provisions of Section 9(a), no such reduction in Contingent Compensation Payments shall be made if the Eliminated Amount (computed without regard to this sentence) exceeds one hundred percent (100%) of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to the Executive (including state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 9(b) shall be referred to as a “Section 9(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.
(c)    For purposes of this Section 9 the following terms shall have the following respective meanings:
(i)    “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.
(ii)    “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to or for the benefit of a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.
(d)    Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 9(d). Within thirty (30) days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 9(b) Override is applicable. Within thirty (30) days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that the Executive agrees with the Company’s determination pursuant to the preceding sentence or (B) that the Executive disagrees with such determination, in which case the Executive shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 9(b) Override is applicable. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If and to the extent that any

Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 9, then the payments shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments. If the Executive states in the Executive Response that the Executive agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three (3) business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that the Executive disagrees with the Company’s determination, then, for a period of sixty (60) days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Denver, Colorado, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three (3) business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three (3) business days following the resolution of such dispute. Subject to the limitations contained in Sections 9(a) and 9(b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by the amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal, compounded monthly from the date that such payments originally were due.
(e)    The provisions of this Section 9 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan under which the Executive may receive Contingent Compensation Payments.
10.    Absence of Restrictions. The Executive represents and warrants that the Executive is not bound by any employment contracts, restrictive covenants, or other restrictions that prevent the Executive from carrying out the Executive’s responsibilities for the Company, or which are in any way inconsistent with any of the terms of this Agreement. The Executive shall not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary, or trade secret information of others. The Executive represents and warrants that to the Executive’s knowledge, the Executive has returned all property and confidential information belonging to all prior employers, if the Executive is obligated to do so.
11.    Indemnification; D&O Insurance. The Company and the Executive have executed and delivered an Indemnification Agreement dated effective [____] (the “Indemnification Agreement”). To the extent any provision set forth in the Indemnification Agreement conflicts with any provision set forth in this Agreement, the provision set forth in the Indemnification Agreement shall govern. Further, Executive shall be entitled to coverage under a directors and officers liability insurance program to the same extent as other similarly situated executive officers of the Company.

12.    Notice. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or immediately upon hand delivery, in each case to the address of the recipient set forth below.
To the Executive:
At the home address set forth in the Executive’s personnel file.
To the Company:
Royal Gold, Inc.
1144 15th Street, Suite 2500
Denver, CO 80202
Attention: General Counsel

Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 12.
13.    Arbitration. Any controversy, dispute or claim arising out of or in connection with this Agreement, the Executive’s employment, and/or the termination of the Executive’s employment (including, but not limited to, disputes and/or claims involving wrongful termination, breach of contract, breach of the implied covenant of good faith and fair dealing, discrimination or harassment claims within the jurisdiction of the Equal Employment Opportunity Commission, and/or wage and hour disputes brought under applicable state law and/or the Federal Fair Labor Standards Act) shall, to the fullest extent permitted by law, be settled exclusively by confidential arbitration administered by the American Arbitration Association (“AAA”) before a single arbitrator appointed by the Company to take place in Denver, Colorado under the AAA’s Employment Arbitration Rules, as may be amended from time to time. The only disputes between the Parties not covered by this agreement to arbitrate shall be such disputes that are prohibited from being arbitrated pursuant to applicable law. Notwithstanding the foregoing, if either Party will suffer irreparable harm unless it takes immediate action, the Party shall be free to seek a temporary restraining order or preliminary injunction, following which the dispute shall be resolve in arbitration. The Company shall be responsible for payment of costs and arbitrator fees of such arbitration; provided, however, if the Executive initiates arbitration proceedings, the Executive shall pay costs equal to the amount of the filing fee that the Executive would have paid if the Executive had filed suit in court. Each Party shall pay its own attorney’s fees and expenses. The arbitrator shall issue a written decision setting forth the essential findings and conclusions upon which the arbitrator’s decision or award is based. The decision or award of the arbitrator shall be final and binding upon the Parties. The arbitration proceedings, any record of the same, and the award shall, except as otherwise required by applicable law, be considered Proprietary Information under the Restricted Covenants Agreement. Confidentiality of the arbitration is at the request of, and for the benefit of, both Parties. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Any relief or recovery based on any claims arising out of the Executive’s employment or cessation of employment, including but not limited to, any claim of unlawful harassment or discrimination, shall be limited to that awarded by the arbitrator. This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act.
14.    Governing Law; Enforcement. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to,

or in any way connected with this Agreement, the Executive’s employment with the Company or any other relationship between the Executive and the Company (the “Disputes”) will be governed by and interpreted in accordance with Colorado law, excluding laws relating to conflicts or choice of law that would result in the application of the laws of another jurisdiction. The Executive and the Company irrevocably submit to the exclusive personal jurisdiction of the federal and state courts located in the City and County of Denver, Colorado, in connection with any Dispute or any claim related to any Dispute to the extent that such claim is not subject to mandatory arbitration in accordance with, or is necessary to enforce, Section 13. The Parties also waive any objections to venue. TO THE EXTENT NOT SUBJECT TO ARBITRATION, BOTH THE COMPANY AND THE EXECUTIVE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.
15.    Use of Name and Biography. The Company shall have the right (but not the obligation) to use, publish, and broadcast, and to authorize others to do so, the Executive’s name and biographical material concerning the professional career of the Executive, as approved by the Executive from time to time, to advertise, publicize, and promote the business of Company and its affiliates, but not for the purposes of direct endorsement without the Executive’s consent. This right shall terminate upon the termination of this Agreement.
16.    Cooperation. The Executive agrees to be available and to cooperate with the Company in: (i) any internal investigation; (ii) any investigation, defense, or prosecution of any claims or actions which already have been brought, are currently pending, have been threatened, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator; and/or (iii) any other administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration. The Executive understands and agrees that the Executive’s reasonable cooperation includes, but is not limited to, being available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are in or may come into the Executive’s possession. The term “cooperation” does not mean that the Executive must waive attorney-client privilege relating to communications with the Executive’s own attorney or provide information that is favorable to the Company; it means only that the Executive will provide truthful information within the Executive’s knowledge and possession (except with respect to privileged communications discussed above) upon request of the Company. The Executive further agrees that, to the extent permitted by law, the Executive will notify the Company promptly in the event that the Executive is served with a subpoena (other than a subpoena issued by a government agency), or in the event that the Executive is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company. The Company shall pay the Executive a reasonable hourly rate for the Executive’s cooperation pursuant to this Section 16 with respect to such cooperation obligations arising after the Executive’s separation from employment with the Company, provided, however, that the Company shall not pay the Executive for any time spent testifying in any legal proceeding.
17.    Recoupment. All amounts payable to the Executive under this Agreement shall be subject to the Company’s Incentive Compensation Recoupment Policy and any additional compensation clawback or recoupment policies or amendments adopted by the Board during the Term of Employment. No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to resign for Good Reason or constitute a constructive termination without Cause under this Agreement.
18.    Successors and Assigns. This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. This Agreement shall not be assignable by the Company or its successors except in connection with the sale or other disposition of all or substantially all the business or assets of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.
19.    At-Will Employment. During the Term of Employment, the Executive will continue to be an at-will employee of the Company, which means that, notwithstanding any provision set forth herein, the employment relationship can be terminated by either Party for any reason, at any time, with or without prior notice and with or without Cause, but subject in each case to the terms and conditions of this Agreement.
20.    Acknowledgments. The Executive states and represents that the Executive has had an opportunity to fully discuss and review the terms of this Agreement with the Executive’s own attorney. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Executive’s name of the Executive’s own free act. Except as expressly set forth in this Agreement, neither the Parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect to the subject matter contained herein. Without limiting the generality of the previous sentence, the Company, its affiliates, advisors, and/or attorneys have made no representation or warranty to the Executive concerning the state or federal tax consequences to the Executive regarding the transactions contemplated by this Agreement. [The Executive acknowledges and agrees that the entry into this Agreement and the termination of the Employment Agreement, dated effective [____], between the Company and the Executive (as amended, the “Prior Employment Agreement”) shall not constitute an election by the Company not to renew the term of the Prior Employment Agreement for one of the four successive one-year renewal terms set forth in the Prior Employment Agreement.]
21.    No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. No delay or omission by the Executive or the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Executive or the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
22.    Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

23.    Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms. References in this Agreement to the “Board” shall include any authorized committee thereof.
24.    Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if an arbitrator and/or a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.
25.    Entire Agreement. This Agreement, including the attachment hereto (e.g., the Restrictive Covenants Agreement), constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including, without limitation, any previous employment agreement by and between the Company and the Executive.
[Signatures on Page Following]

THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.
THE EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT MAY AFFECT THE EXECUTIVE’S RIGHT TO ACCEPT EMPLOYMENT OR PERFORM SERVICES ON BEHALF OF OTHER COMPANIES DURING AND AFTER THE PERIOD OF THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.

ROYAL GOLD, INC.
By:
Name:
Title:

THE EXECUTIVE:

[____]

[Signature Page to Employment Agreement]

EXHIBIT A
Payments Subject to Section 409A
1.  Subject to this Exhibit A, any severance payments that may be due under the Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to the Executive under the Agreement, as applicable:
(a)It is intended that each installment of the severance payments provided under the Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.
(b)If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the letter agreement.
(c)If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:
(i)Each installment of the severance payments due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and
(ii)Each installment of the severance payments due under the Agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.
2.  The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set
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forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of Section 2 of this Exhibit A, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
3.  All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
4.  The Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any of the provisions of the Agreement (including this Exhibit A) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.
5.  The Agreement is intended to comply with, or be exempt from, Section 409A and shall be interpreted accordingly.
[Remainder of page intentionally left blank]

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EXHIBIT B
Form of Restrictive Covenants Agreement
[See attached]

RESTRICTIVE COVENANTS AGREEMENT
THIS RESTRICTIVE COVENANTS AGREEMENT (this “Agreement”) is made as of [____], by and between Royal Gold, Inc. (together with its affiliates, the “Company”) and [____] (the “Executive”) (together, the “Parties”). All capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement, dated [____] (as may be amended from time to time, the “Employment Agreement”), between the Parties.
In consideration of the employment or continued employment of the Executive by the Company, the Executive and the Company agree as follows:
1.    Condition of Employment. The Executive acknowledges that the Executive’s employment and/or continued employment with the Company is contingent upon the Executive’s agreement to sign and adhere to the provisions of this Agreement.
2.    Confidential Information
(a)    Proprietary Information. The Company has developed or acquired and owns or holds rights in, and during the term of the Executive’s employment will develop or acquire and own or hold rights in, information which is confidential and valuable, unique, or specific to the Company, which includes: (i) Company strategy and strategic plans, risks, and opportunities; (ii) business and financial information (including compensation, benefits, revenue, inventory, sales, costs, accounting and tax positions, revenue models, and cost models); (iii) operational information (including resource and reserve modeling assumptions and disclosure considerations); (iv) technical information (including geological, metallurgical, engineering, and other operational data and methodologies); (v) legal information (including legal theories, analyses and positions, and current or prospective investigations, claims, and/or defenses), (vi) policies and personnel matters; (vii) marketing plans (including identities of current and prospective business targets and opportunities); (viii) business strategies and approaches (including investment structures, deal terms, and due diligence processes); and (ix) other confidential, proprietary, nonpublic, or secret information related to the past, present, or anticipated strategy, business and/or operations of the Company (collectively, the “Proprietary Information”).
(b)    Third Party Information. The Company possesses and/or has rights to use and/or disclose certain unique or valuable information disclosed to the Company by third parties, including the Company’s existing and potential counterparties, contractors, and others, which information is subject to limitations on the use and/or disclosure of such information by contract and/or at law (“Third Party Information”).
(c)    Personal Information. The Company possesses personally identifiable information with respect to its employees, directors, contractors, vendors, and other third parties (“Personally Identifiable Information”).
(d)    Confidential Information Sole Property of Company. All Proprietary Information, Third Party Information, and Personally Identifiable Information (together, the “Confidential Information”), in whatsoever form, wheresoever held or stored, and whensoever created, learned, or received by the Executive shall, as between the Executive and the Company, be and remain the sole and exclusive property of the Company.
(e)    Exclusions from Confidential Information. The following shall not constitute Confidential Information for any purpose under this Agreement: (i) information that relates to the

Executive’s general training, knowledge, skill, or experience, whether gained during the Executive’s employment with the Company or otherwise; (ii) information the Executive can demonstrate by reasonable evidence was independently developed by the Executive following termination of the Executive’s employment with the Company and without the use of Confidential Information; or (iii) information that is readily available to the public (but only to the extent so available), other than as a result of a use or disclosure prohibited hereunder.
(f)    Return or Destruction of Documents and Data. Upon termination of the Executive’s employment with the Company or upon the earlier request by the Company, for any reason, the Executive shall promptly return or destroy (at the Company’s direction) all Confidential Information in any tangible form (including electronic data) in the Executive’s possession, custody, or control, and shall certify to the Company in writing that Executive has done so. After such return or destruction, the Executive shall not retain any such Confidential Information.
3.    Intellectual Property Rights; Express Waiver. All work created or derived from the Confidential Information, or otherwise relating to the business and/or operations of the Company, in whatsoever form is to be considered “work made for hire” and all intellectual property rights therein shall, as between the Company and the Executive, be the sole and exclusive property of the Company to the fullest extent permitted under applicable law (collectively, “Intellectual Property”). THE EXECUTIVE HEREBY WAIVES ALL RIGHTS OF AUTHORSHIP, INVENTORSHIP, OWNERSHIP, OR OTHERWISE IN RESPECT OF INTELLECTUAL PROPERTY, AND, ON REQUEST OF THE COMPANY, SHALL EXECUTE ANY SUCH ASSIGNMENT OR OTHER AGREEMENT OR INSTRUMENT NECESSARY TO VEST SOLE AND EXCLUSIVE OWNERSHIP OF INTELLECTUAL PROPERTY IN THE COMPANY AND/OR TO REGISTER THE SAME.
4.    Restrictions on Use and Disclosure Confidential Information and Intellectual Property; Limitations. The Executive acknowledges that the Company’s business is highly competitive, and, further, that protection of Confidential Information and Intellectual Property against unauthorized disclosure and/or use is of critical importance to the Company in maintaining its competitive position, contractual obligations to third parties, and market reputation. Other than in the performance of the Executive’s duties as an employee of the Company, the Executive shall reasonably protect as confidential, and shall not (i) disclose or permit to be disclosed to any person or entity (other than to employees of the Company and other persons authorized by the Company), (ii) use or permit to be used (other than by employees of the Company and other persons authorized by the Company), or (iii) copy or permit to be copied, for any purpose, any Confidential Information or Intellectual Property, at any time during the term of the Executive’s employment and for so long thereafter as the Company maintains its rights in respect of such Confidential Information or Intellectual Property (as the case may be) or its obligations in respect of Third Party Information or Personally Identifiable Information (as the case may be); provided that: (1) following the expiry of a period of twelve (12) months from the Date of Termination, the restrictions under this Section 4 shall not apply to the use or disclosure by the Executive of the types of Confidential Information set forth in Sections 2(a)(vii) and (viii); (2) disclosure of Confidential Information shall be permitted where (x) required by subpoena issued by a court of competent jurisdiction, (y) made in any legal proceeding in which the Executive’s legal rights and obligations under this Agreement or the Employment Agreement are at issue, or (z) the Executive otherwise has a right to disclose as legally protected conduct (within the meaning of C.R.S 8-2-113(3)(b)), so long as, in any such case under this clause (2), the Executive shall, to the fullest extent permitted by law, give prior notice to the Company of the Executive’s intent to disclose any such Confidential Information in such context so as to allow the Company an opportunity (which the Executive shall not oppose) to obtain a protective order or other relief with respect to any such Confidential Information to be disclosed as the Company may deem
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appropriate; and (3) nothing in this Section 4 (or elsewhere in this Agreement) prohibits the Executive from (y) communicating with or voluntarily providing information that the Executive believes indicates possible or actual violations of the law to local, state, or federal government agencies or instrumentalities thereof (including any securities regulator), any legislative body, law enforcement entity, or from making any other disclosures that are protected by applicable statute, or (z) exercising any rights under Section 7 of the National Labor Relations Act, it being understood that the Executive is not required to notify the Company of any such communications under this clause (3). THE EXECUTIVE IS HEREBY ADVISED AS FOLLOWS PURSUANT TO THE DEFEND TRADE SECRETS ACT: “AN INDIVIDUAL SHALL NOT BE HELD CRIMINALLY OR CIVILLY LIABLE UNDER ANY FEDERAL OR STATE TRADE SECRET LAW FOR THE DISCLOSURE OF A TRADE SECRET THAT (A) IS MADE (1) IN CONFIDENCE TO A FEDERAL, STATE, OR LOCAL GOVERNMENT OFFICIAL, EITHER DIRECTLY OR INDIRECTLY, OR TO AN ATTORNEY; AND (2) SOLELY FOR THE PURPOSE OF REPORTING OR INVESTIGATING A SUSPECTED VIOLATION OF LAW; OR (B) IS MADE IN A COMPLAINT OR OTHER DOCUMENT FILED IN A LAWSUIT OR OTHER PROCEEDING, IF SUCH FILING IS MADE UNDER SEAL. AN INDIVIDUAL WHO FILES A LAWSUIT FOR RETALIATION BY AN EMPLOYER FOR REPORTING A SUSPECTED VIOLATION OF LAW MAY DISCLOSE THE TRADE SECRET TO THE ATTORNEY OF THE INDIVIDUAL AND USE THE TRADE SECRET INFORMATION IN THE COURT PROCEEDING, IF THE INDIVIDUAL (Y) FILES ANY DOCUMENT CONTAINING THE TRADE SECRET UNDER SEAL; AND (Z) DOES NOT DISCLOSE THE TRADE SECRET, EXCEPT PURSUANT TO COURT ORDER.”
5.    Non-Competition and Non-Solicitation.
(a)    Other than the performance of the Executive’s responsibilities pursuant to this Agreement and the Employment Agreement to be carried out in the best interests of the Company, during the Term of Employment and for a further period of twelve (12) months following the Date of Termination, the Executive shall restrict his or her activities as follows:
(i)    Non-Competition. The Executive shall not, directly or indirectly, for the Executive or others, own, manage, operate, control, be employed by (whether in an executive, managerial, supervisory, or other capacity), consult or contract with, assist, or otherwise engage or participate in, or allow the Executive’s skill, knowledge, experience, or reputation to be used in connection with, the ownership, management, operation, or control of, any company or other business enterprise engaged in the business of creating, financing, acquiring, investing in, owning, and/or managing precious metals royalties, precious metals streams, and similar interests involving mineral properties, whether alone or in connection with any other business (collectively, the “Subject Business”) within (1) the continents of North, Central and South America, Africa, Europe and/or Australia, (2) South Asia, or (3) any other location where the Executive’s use or disclosure of Confidential Information or Intellectual Property (if done so in breach of the Executive’s obligations under this Agreement) could materially disadvantage the Company regardless of the Executive’s physical location (collectively, the “Subject Areas”); provided, however, that nothing in this Section 5(a)(i) shall prohibit the Executive from making passive investments as long as the Executive does not beneficially own more than one percent (1%) of the equity interests of a business enterprise engaged in the Subject Business within any of the Subject Areas, which enterprise is listed on a national securities exchange or publicly traded on a nationally recognized over-the-counter market. For purposes of this paragraph, “beneficially own” shall have the same meaning ascribed to that term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
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(ii)    Non-Solicitation of Company Business Opportunities. The Executive shall not solicit, divert, or entice away the business of any current counterparty of the Company under any royalty, stream, or similar interest in mineral production, or any prospective counterparty for the same, which on the Date of Termination is engaged in discussions or negotiations to enter into a business relationship with the Company, or otherwise disrupt any previously established relationship existing between such person or entity and the Company.
(iii)    Non-Solicitation of Company Vendors. The Executive shall not solicit, induce, influence, or attempt to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree, or any other person who has a business relationship with the Company, or who on the Date of Termination is engaged in discussions or negotiations to enter into a business relationship with the Company, to discontinue or reduce or limit the extent of or refrain from entering into a relationship with the Company.
(iv)    Non-Solicitation of Company Personnel. Without the consent of the Company, the Executive shall not directly or indirectly (1) solicit, recruit, or hire, or attempt to solicit, recruit, or hire (whether as an employee or an independent contractor) any of the employees or consultants of the Company, or (2) otherwise disrupt such employee’s or consultant’s relationship with the Company.
(b)    Certain Acknowledgements by Executive
(i)    The Executive acknowledges that (x) the compensation provided to the Executive during the Term of Employment, including eligibility for equity awards under the Company’s equity incentive plans as described in the Employment Agreement, (y) the agreement to provide the Severance Benefits or Change in Control Severance Benefits to the Executive in connection with certain terminations of the Executive’s employment, and (z) the specialized training and the Confidential Information and Intellectual Property disclosed to or learned by the Executive during the Executive’s employment with the Company give rise to the Company’s interest in restraining the Executive from competing with the Company in the manner described in this Section 5, that the non-competition and non-solicitation covenants in this Section 5 are designed to enforce such considerations, that the Company’s business is worldwide in geographic scope, and that any limitations as to time, geographic scope, and scope of activity to be restrained as set forth in this Section 5 and Section 4 of this Agreement are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other assets and business interests of the Company. In addition, the Executive acknowledges that, while the non-solicitation covenants in this Section 5 are essential to the protection of the Company’s legitimate business interests, such interests cannot be adequately protected without the non-competition covenants in this Section 5. The Executive further acknowledges that as an executive of a publicly traded company the Executive falls within the exceptions to C.R.S 8-2-113(2) contained in both C.R.S 8-2-113(2)(b), which exempts contracts for the protection of trade secrets, and C.R.S 8-2-113(2)(d), which exempts executive and management personnel, officers, and employees who constitute professional staff to executive and management personnel, from the prohibitions of non-compete provisions under Colorado law. The Executive shall review and sign the “Notice of Covenant Not to Compete for Colorado Employees” which is attached hereto as Schedule 1.
(ii)    The Executive acknowledges that the Executive is hereby advised to consult with his or her own attorney before entering this Agreement. Further, the Company and the
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Executive acknowledge that the obligations set forth in this Section 5 shall not apply if the Executive, at the time the obligations are entered into and at the time they are enforced, earns an amount of annualized cash compensation less than the applicable threshold amount for highly compensated workers.
(iii)    The Executive and the Company hereby agree to reasonably allocate an amount of the Change in Control Severance Benefits to the non-competition and non-solicitation covenants set forth in this Section 5, which amount shall be established by the Parties in good faith negotiations, relying upon third party advisers to the extent reasonably determined by the Parties at the time a Change in Control transaction is reasonably likely or at such earlier time as is determined by the Parties in good faith.
6.    Survival. This Agreement shall survive the termination of the Employment Agreement for any reason, and no such termination shall affect the exchange or value of the consideration referenced in Section 5(b) of this Agreement. If applicable to any new affiliation or employment, the Executive agrees to notify all future persons or businesses with which the Executive becomes affiliated or employed of the restrictions set forth in Sections 4 and 5 of this Agreement prior to the commencement of any such affiliation or employment.
7.    Miscellaneous.
(a)    Equitable Remedies. The Executive acknowledges that the restrictions contained in this Agreement are necessary for the protection of the goodwill or other assets and business interests of the Company, its competitive position, contractual obligations to third parties, and market reputation, and are considered by the Executive to be reasonable for such purposes. The Executive further acknowledges that any breach or threatened breach of this Agreement by the Executive is likely to cause the Company substantial and irrevocable damage, including claims for breach of confidentiality obligations to third parties, which is difficult to measure and which cannot be remedied by monetary damages alone. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond, and the right to specific performance of the provisions of this Agreement and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.
(b)    Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, although the Parties believe that the limitations as to time, geographical area, and scope of activity contained herein are reasonable and do not impose a greater restraint than necessary to protect the interests of the Company, if it is judicially determined otherwise, the limitations shall be reformed to the extent necessary to make them reasonable and not to impose a restraint that is greater than necessary to protect the interests of the Company; provided, however, that in the event that such reformation is judicially determined to be impermissible, the Parties authorize the Court to strike any language necessary to make the limitations reasonable and not impose a restraint that is greater than necessary to protect the interests of the Company. In any such case of reformation or “blue penciling,” the Company and the Executive agree that the remaining provisions of the modified section shall be valid and binding as though any invalid or unenforceable provision had not been included.
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(c)    Disclosure of this Agreement by Company. The Company shall be entitled to notify others, including but not limited to counterparties and contractors of the Company and any of the Executive’s future employers or prospective business associates, of the terms and existence of this Agreement and any of the Executive’s continuing obligations to the Company hereunder.
(d)    Not An Employment Contract. This Agreement does not constitute a contract of employment, does not imply that the Company shall continue the Executive’s employment for any period of time, and does not change the at-will nature of the Executive’s employment.
(e)    Successors and Assigns. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. This Agreement shall not be assignable by the Company or its successors, except the Company may assign or transfer its rights and obligations under Sections 2 and 3 of this Agreement in connection with any sale or other transfer of Proprietary Information or Intellectual Property, but only to the extent of the Proprietary Information or Intellectual Property so sold or transferred.
(f)    No Oral Modification, Waiver, Cancellation, or Discharge. Except as set forth in Section 7(b), this Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. No delay or omission by a Party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a Party on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
(g)    Arbitration. Any controversy, dispute, or claim arising out of or in connection with this Agreement shall, to the fullest extent permitted by law, be settled exclusively by confidential arbitration administered by the American Arbitration Association (“AAA”) in Denver, Colorado before a single arbitrator appointed by the Company conducted under the AAA’s Employment Arbitration Rules, as may be amended from time to time. The only disputes between the Parties not covered by this Agreement to arbitrate shall be such disputes that are prohibited from being arbitrated pursuant to applicable law. Notwithstanding the foregoing, if either Party will suffer irreparable harm unless it takes immediate action, the Party shall be free to seek a temporary restraining order or preliminary injunction, following which the dispute shall be resolve in arbitration. The Company shall be responsible for payment of costs and arbitrator fees of such arbitration; provided, however, if the Executive initiates arbitration proceedings, the Executive shall pay costs equal to the amount of the filing fee that the Executive would have paid if the Executive had filed suit in court. Each Party shall pay its own attorney’s fees and expenses. The arbitrator shall issue a written decision setting forth the essential findings and conclusions upon which the arbitrator’s decision or award is based. The decision or award of the arbitrator shall be final and binding upon the Parties. The arbitration proceedings, any record of the same, and the award shall, except as otherwise required by applicable law, be considered Proprietary Information. Confidentiality of the arbitration is at the request of, and for the benefit of, both Parties. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act.
(h)    Governing Law; Enforcement. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, the Executive’s employment with the Company or any other relationship between the Executive and the Company (the “Disputes”) will be governed by and interpreted in accordance with Colorado law, excluding laws relating to conflicts or choice of law that
6

would result in the application of the laws of another jurisdiction. The Executive and the Company irrevocably submit to the exclusive personal jurisdiction of the federal and state courts located in the City and County of Denver, Colorado, in connection with any Dispute or any claim related to any Dispute to the extent that such claim is not subject to mandatory arbitration in accordance with, or is necessary to enforce, Section 7(g). The Parties also waive any objections as to venue. TO THE EXTENT NOT SUBJECT TO ARBITRATION, BOTH THE COMPANY AND THE EXECUTIVE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.
(i)    Entire Agreement. This Agreement, including the schedule attached hereto, constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.
(j)    Rules of Interpretation. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read to be followed by the words “without limitation.” The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
[Signatures follow on next page]
7

THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.
THE EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT MAY AFFECT THE EXECUTIVE’S RIGHT TO ACCEPT EMPLOYMENT OR PERFORM SERVICES ON BEHALF OF OTHER COMPANIES DURING AND AFTER THE PERIOD OF THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.
THE EXECUTIVE:

[____]
ROYAL GOLD, INC.
By:
Name:
Title:

[Signature Page to Restrictive Covenants Agreement]

SCHEDULE 1
Notice of Covenant Not to Compete for Colorado Employees
Pursuant to Colo. Rev. Stat. § 8-2-113, you are hereby notified that as a condition of employment or continued employment with Royal Gold, Inc. (the “Company”) you are required to execute the Restrictive Covenants Agreement (the “Agreement”) to which this notice is attached. The Agreement contains a covenant not to compete that could restrict your options for subsequent employment following your separation from employment with the Company. The covenant not to compete is contained in Section 5 of the Agreement.
By signing below, you acknowledge that you received this notice prior to accepting the Company’s offer of employment or, if you are currently employed by the Company, you acknowledge that the effective date of the covenant not to compete contained in Section 5 of the Agreement shall take effect fourteen (14) days after you were provided this Notice.

[____]

Date

EXHIBIT C
Form of Release Agreement1
VIA [HAND DELIVERY/ELECTRONIC MAIL]
[Insert Date]
[Insert Employee Name]
[Insert Employee Address]

Dear [Insert Employee Name]:
Your employment with Royal Gold, Inc. (the “Company”) [is ending][has ended] effective [insert separation date] (the “Separation Date”). You will be eligible to receive the [Severance Benefits described in Section 8(b)][Change in Control Severance Benefits described in Section 8(c)] of the Employment Agreement dated [insert date] between you and the Company to which this Release Agreement is attached as Exhibit C (the “Employment Agreement”), and referenced in Section 1 below, if you sign and return this Release Agreement to me on or before [Insert Return Date2][, but no earlier than the Separation Date,] and not revoke your agreement (as described in Section 4(d)).3 Capitalized terms used and not separately defined in this Release Agreement have the meanings given to them in the Employment Agreement.
By signing and returning this Release Agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company.
1.Severance Benefits Under Employment Agreement. The Company will provide you with the [Severance Benefits described in Section 8(b)][Change in Control Severance Benefits described in Section 8(c)] of the Employment Agreement, in accordance with and subject to the terms thereof. This Release Agreement is delivered pursuant to Section 8(f) of the Employment Agreement.
2.Release of Claims. In consideration of the severance benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise, and discharge the Company, its past and present affiliates, joint employers (including any professional employer organization and/or employer of record), subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and
1 Note: The footnotes in this Release Agreement are part of the form of Release Agreement and are to be removed only when the Company finalizes the Release Agreement for execution.
2 Note: The Company may designate a period of up to 60 days in its sole discretion.
3 Note: If you are under age 40 at the time of termination, all revocation language will be deleted.

nature that you ever had or now have against any or all of the Released Parties, whether known or unknown, absolute or contingent, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., [the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.], the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out Colo. Rev. Stat. § 24-34-401 et seq. (Colorado anti-discrimination and anti-retaliation law), the Colorado Family Care Act, 8-13.3-201 et seq., Colo. Rev. Stat. § 19-5-211 (Colorado adoption leave law), Colo. Rev. Stat. § 24-34-402.7 (Colorado domestic violence and crime victim leave law), Colo. Rev. Stat. § 8-5-101 et seq. (Colorado equal pay law), and Colo. Rev. Stat. § 28-3-609 (Colorado military leave law), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS RELEASE OF CLAIMS OR IN THIS RELEASE AGREEMENT SHALL BE DEEMED TO PROHIBIT YOU FROM FILING A CHARGE WITH, OR PARTICIPATING IN ANY INVESTIGATION OR PROCEEDING BEFORE, ANY LOCAL, STATE OR FEDERAL GOVERNMENT AGENCY, INCLUDING, WITHOUT LIMITATION, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR A STATE OR LOCAL FAIR EMPLOYMENT PRACTICES AGENCY. YOU RETAIN THE RIGHT TO PARTICIPATE IN ANY SUCH ACTION BUT NOT THE RIGHT TO RECOVER MONEY DAMAGES OR OTHER INDIVIDUAL LEGAL OR EQUITABLE RELIEF AWARDED BY ANY SUCH GOVERNMENTAL AGENCY, INCLUDING ANY PAYMENT, BENEFIT, OR ATTORNEYS’ FEES, AND HEREBY WAIVE ANY RIGHT OR CLAIM TO ANY SUCH RELIEF; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL BAR OR IMPEDE IN ANY WAY YOUR ABILITY TO SEEK OR RECEIVE A MONETARY INCENTIVE AWARD FROM ANY GOVERNMENTAL AGENCY OR REGULATORY AUTHORITY IN CONNECTION WITH INFORMATION PROVIDED BY SUCH GOVERNMENTAL AGENCY OR REGULATORY AUTHORITY. In addition, nothing in this release of claims or in this Release Agreement shall limit any rights or claims you may have arising after the date you sign this Release Agreement, or your right to enforce this Release Agreement.
3.Non-Disparagement. You agree not to, in public or private, make any false, disparaging, derogatory or defamatory statements, online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client, counterparty, or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the business affairs, business prospects, or financial condition of the Company or any of the other Released Parties.
4.Other Matters.
a.  Validity. Each provision of this Release Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Release Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Release Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the parties.
b.  No Admission of Liability. This Agreement is not an admission of liability or wrongdoing by either party.
c.  Proprietary Information. You agree this Release Agreement constitutes “Proprietary Information” under the Restrictive Covenants Agreement.
d.  Acknowledgments.4 You acknowledge that you have been given [a reasonable amount of time][at least twenty-one (21)/forty-five (45) days] to consider this Release Agreement, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this Release Agreement. You understand that you may revoke this Release Agreement for a period of seven (7) days after you sign this Release Agreement by notifying me in writing, and the Release Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. [You understand that by entering into this Release Agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled in exchange for that waiver.]
e.  Knowing and Voluntary Execution. You acknowledge that you have read this Release Agreement, understand the contents herein, have had the opportunity to consult with your own counsel regarding this Release Agreement, and sign this Release Agreement voluntarily.
f.  Governing Law; Enforcement. The terms of this Release Agreement and the resolution of any disputes as to the meaning, effect, performance, or validity of this Release Agreement or arising out of, related to, or in any way connected with this
4 Note: Bracketed text depends on age at time of termination and whether the termination involves a group of employees.

Release Agreement (the “Disputes”), will be governed by and interpreted in accordance with Colorado law, excluding laws relating to conflicts or choice of law that would result in the application of the laws of another jurisdiction. The parties irrevocably submit to the exclusive personal jurisdiction of the federal and state courts located in the City and County of Denver, Colorado, in connection with any Dispute or any claim related to any Dispute. The parties also waive any objections to venue. BOTH YOU AND THE COMPANY HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATED TO THIS RELEASE AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.
g.  Entire Agreement. This Release Agreement, together with the Employment Agreement, constitutes the entire agreement between the parties regarding the subject matter herein and supersedes all prior agreements or understandings, whether written or oral.
[Remainder of Page Intentionally Left Blank]

If you have any questions about the matters covered in this Release Agreement, please call me.
Very truly yours,
By:
      [Insert Name]
      [Insert Title]
I hereby agree to the terms and conditions set forth above. I have been given [a reasonable amount of time][at least twenty-one (21)/forty-five (45) days]5 to consider this Release Agreement, and I have chosen to execute this Release Agreement on the date below. I intend that this Release Agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

[Insert Name]	Date
To be returned in a timely manner as set forth on the first page of this Release Agreement, but not to be signed before the close of business on your last day of employment.
5 Note: The timing depends on your age at separation from employment, and whether the termination involves a group of employees.
C-5